Exhibit 10.10

INTRA-GROUP LOAN AGREEMENT

Between

TRIVAGO GMBH, a limited liability company incorporated under German law, registered with the commercial register of the Lower Court of Düsseldorf under registration no. HRB 51842 and with registered offices at Bennigsen-Platz 1, 40474 Düsseldorf, Germany

– hereinafter “Lender” –

and

TRAVEL B.V., a private company with limited liability incorporated under the laws of The Netherlands with statutory seat in Amsterdam and registered in the Dutch trade register under number 67222927 (besloten vennootschap met beperkte aansprakelijkheid) and with place of business at Bennigsen-Platz 1, 40474 Düsseldorf, Germany

– hereinafter “Borrower” –

– hereinafter collectively referred to as the “Parties”, and each individually as a “Party” –

Preamble

(1)	The current shareholders of the Lender have agreed to pursue an initial public offering of the Borrower and its listing on a U.S. stock exchange (together with all preparatory measures, the “IPO”). In the framework of the IPO, the Lender’s main shareholder EPLS Expedia Lodging Partner Services S.à r.l. (“Expedia”) will contribute all and each of the other shareholders of the Lender will contribute a part of their shares in the Lender to the Borrower. Thereupon, the shareholders will cause the Borrower to change its legal form into a Dutch public limited company (naamloze vennootschap) and to change the Borrower’s corporate name from Travel B.V. to trivago N.V. Following this pre-IPO corporate reorganization, the Borrower will act as a holding company of the Lender.

(2)	In connection with the preparation of the IPO, the Borrower has certain financing requirements. The Lender has financial resources available and is willing to provide financing to the Borrower in the form of the Intra-group Loan (as defined below). The Parties wish to enter into this Agreement in order to agree the terms and conditions of the Intra-group Loan.

§ 1

Maximum loan amount and disbursement

1.1	The Lender shall grant to the Borrower a loan (the “Intra-group Loan”) in the maximum amount of Euro 3,500,000 (in words: three million five hundred thousand Euro) (the “Maximum Loan Amount”) based on the terms and conditions set forth in this Agreement.

1.2	Disbursement of the loan may be requested by the Borrower in one or several installments.

1.3	The Lender shall disburse the Intra-group Loan within 3 (three) business days in Düsseldorf upon receipt of and in the amount specified in a written (text form sufficient) utilization request of the Borrower (up to the Maximum Loan Amount).

1.4

The Lender and the Borrower agree that the Borrower is entitled to settle (verrechnen) its claim for a disbursement of the Intra-group Loan against the Lender with claims of the Lender against the Borrower arising from a different legal relationship (aus anderem Rechtsverhältnis) if such settlement is declared by the Borrower in the utilization request. The Borrower and the Lender agree that the amount of installment which are settled (verrechnet) in such manner form part of the outstanding amount under the Intra-group Loan and shall be governed by the terms and conditions set forth in this Agreement.

§ 2

Interest

2.1	The rate of interest for the Intra-group Loan is a 375.0 bps markup on EURIBOR on the amount outstanding from time to time and shall be calculated on the basis of ACT/360.

2.2	Accrued interest is payable in full on the Maturity Date.

§ 3

Term, repayment and termination

3.1	Unless agreed otherwise by the parties to this Agreement in writing, the Intra-group Loan will mature on the earlier of (i) the day that is one (1) month after the day of closing of the IPO or (ii) 31 December 2017 (the “Maturity Date”).

3.2	On the Maturity Date the Borrower shall repay the full principal amount of the Intra-group Loan to the Lender. The Borrower shall also have the right to repay to the Lender all or parts of the Intra-group Loan in one or several installments at any time prior to the Maturity Date.

3.3	The Lender is entitled to terminate the Intra-group Loan for good cause (aus außerordentlichem Grund) at any time. Any other termination rights of the Borrower or the Lender are excluded, provided that this shall not affect the Borrower’s right to prepay (parts of) the Intra-group Loan pursuant to Section 3.2 above.

§ 4

Guarantee by Expedia

On or about the date hereof, Expedia as the Borrower’s current sole shareholder has agreed with the Borrower a guarantee in relation to the Borrower’s payment obligations under or in connection with this Agreement.

§ 5

Subordination

5.1

The Parties have agreed that the liabilities of the Borrower to the Lender under this Agreement are subordinated and rank behind all liabilities of the Borrower to other estate creditors (Insolvenzgläubiger) and all subordinate insolvency creditors in the meaning of § 39 sentence 1 no. 1 to 5 German Insolvency Code (Subordination, qualifizierter Rangrücktritt). If other creditors have agreed with the Borrower on a subordination pursuant to the preceding sentence, their claims subject to such subordination shall have equal subordinate priority to the Lender and shall be satisfied in the proportion of all insolvency claims of the same subordinate rank.

5.2	The Parties have further agreed that the Borrower can demand the abovementioned liabilities from the Lender outside insolvency proceedings only to the extent untied, free assets (ungebundenes, freies Vermögen) are available to the Borrower, i.e. from a future balance sheet surplus, a future annual surplus, future liquidation proceeds or other surplus of assets over liabilities (other free assets). The Borrower has no obligation to make any payment on account of these liabilities out of untied assets so long and to the extent that such a payment would lead to (threatened) inability to pay its debts when due or to an over-indebtedness of the Borrower.

5.3	This Section 5 does not constitute a remission or waiver of the liabilities due under this Agreement.

§ 6

Miscellaneous

6.1	The Borrower may neither transfer nor assign its rights under this Agreement to a third person.

6.2	Changes and amendments of this Agreement, including amendments to this clause shall be made in writing only.

6.3	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The place of jurisdiction for all Parties shall be Düsseldorf, Germany.

6.4	If any provision of this Agreement or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision. This shall apply analogously with respect to anything which is accidentally not regulated in this Agreement (Vertragslücke).

trivago GmbH:

                                     ,                                      2016

[name] [position/title]	[name] [position/title]

travel B.V.:

                                     ,                                      2016

[name] [position/title]	[name] [position/title]